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                                                                EXHIBIT 10.13

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                   CHLORINE AND CAUSTIC SODA SALES AGREEMENT

                                    between

                       PIONEER CHLOR ALKALI COMPANY, INC.

                                      and

                        OCCIDENTAL CHEMICAL CORPORATION


                           Dated as of June 17, 1997





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                               TABLE OF CONTENTS


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PARTIES AND RECITALS                                                 PAGE NUMBER
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                                  ARTICLE I
                                 DEFINITIONS


SECTION 1.1     Definitions................................................1

                                  ARTICLE II
                       COMMITMENTS OF PURCHASE AND SALE

SECTION 2.1     Purchase Commitment........................................3
SECTION 2.2     Sales Commitment...........................................4

                                  ARTICLE III
                                   QUANTITY

SECTION 3.1     National Accounts Contracts Requirements...................4
SECTION 3.2     Notification of Annual Requirements........................5
SECTION 3.3     Priority of Obligations to OxyChem.........................5

                                  ARTICLE IV
                                     TERM

SECTION 4.1     Term of This Agreement.....................................6
SECTION 4.2     Effect of Modifications of National Account Contracts......6

                                  ARTICLE V
                                    PRICE

SECTION 5.1     Prices of Chlorine and Caustic Soda........................6
SECTION 5.2     Notification of Price; OxyChem's Payment...................6
SECTION 5.3     Pioneer's Right to Audit...................................8

                                  ARTICLE VI
                                   DELIVERY

SECTION 6.1     Shipping Instructions......................................8
SECTION 6.2     Title and Risk of Loss.....................................9
SECTION 6.3     Transportation Costs.......................................9
SECTION 6.4     OxyChem's Right to Audit Certain Transportation Charge.....9
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                                 ARTICLE VII
                                 MEASUREMENT

SECTION 7.1     Rail Car Delivery..........................................10
SECTION 7.2     Calibration of Measuring Devices...........................10

                                 ARTICLE VIII
                      WARRANTIES; LIMITATIONS OF CLAIMS

SECTION 8.1     Pioneer's Warranty.........................................11
SECTION 8.2     Patents....................................................11
SECTION 8.3     Packaging, Uses and Safe Handling..........................11
SECTION 8.4     Emergency Response.........................................11
SECTION 8.5     Quality Claims; Liability..................................11

                                  ARTICLE IX
                                    TAXES

SECTION 9.1     Responsibility for Taxes...................................12

                                  ARTICLE X
                         LIABILITY AND RESPONSIBILITY

SECTION 10.1    Allocation of Liability....................................12
SECTION 10.2    Procedures for Indemnification.............................13

                                  ARTICLE XI
                            EXCUSE OF PERFORMANCE

SECTION 11.1    Excuse of Performance......................................14

                                  ARTICLE XII
                             DEFAULT AND REMEDIES

SECTION 12.1    Default and Remedies.......................................15
SECTION 12.2    Certain Damages Excluded...................................16
SECTION 12.3    Duty to Mitigate...........................................16

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                                 ARTICLE XIII
                                MISCELLANEOUS

SECTION 13.1    Successors and Assigns.....................................16
SECTION 13.2    Entire Agreement; Amendment................................17
SECTION 13.3    Governing Law..............................................17
SECTION 13.4    Notices....................................................18
SECTION 13.5    Competition; Access to National Account Contracts..........19
SECTION 13.6    Severability...............................................19
SECTION 13.7    Headings...................................................19
SECTION 13.8    Counterparts...............................................19
SECTION 13.9    Construction...............................................19
SECTION 13.10   Third Party Beneficiaries..................................19
SECTION 13.11   Payments...................................................19
SECTION 13.12   Incorporation of Appendices................................19
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Appendices

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                               LIST OF APPENDICES

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        Appendix                                        Description
        --------                                        -----------
Appendix A                                      Caustic Soda Specifications

Appendix B                                      Chlorine Specifications

Appendix C                                      National Accounts

Appendix D                                      National Account Contracts

Appendix E                                      Expiration Dates of National Account Contracts

Appendix F                                      Chlorine and Caustic Soda Estimates

Appendix G                                      Pioneer's Standard Terms and Conditions

Appendix H                                      Initial Month Quantities and Shipping Details

Appendix I                                      Delivery Performance Standards




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                   CHLORINE AND CAUSTIC SODA SALES AGREEMENT


        THIS CHLORINE AND CAUSTIC SODA SALES AGREEMENT, dated as of the 17th day of June, 1997, is between OCCIDENTAL CHEMICAL CORPORATION, a New York corporation, and PIONEER CHLOR ALKALI COMPANY, INC., a Delaware corporation.

        WHEREAS, pursuant to the Asset Purchase Agreement (as such term and certain other terms used in this Agreement with initial capital letters are defined or incorporated by reference in Article I), the Parties have provided for the sale by OCC Tacoma, a wholly owned subsidiary of OxyChem, and the purchase by Pioneer, of OCC Tacoma's chloralkali manufacturing facility located at Tacoma, Washington; and

        WHEREAS, after the sale of the Tacoma Plant to Pioneer, OxyChem will retain a significant national chloralkali manufacturing business, including, without limitation, the right, title and interest of OxyChem in the National Account Contracts in the course of the performance of which OxyChem has utilized chlorine and caustic soda manufactured at the Tacoma Plant; and

        WHEREAS, after the sale of the Tacoma Plant to Pioneer, OxyChem desires to continue to discharge certain of its obligations pursuant to the National Account Contracts by purchasing certain quantities of chlorine and caustic soda from Pioneer; and

        WHEREAS, after the sale of the Tacoma Plant to Pioneer, Pioneer desires to deliver and sell, and OxyChem desires to take and pay for, certain quantities of chlorine and caustic soda in order to permit OxyChem to continue to discharge such obligations until the expiration or other termination of the National Account Contracts, as such National Account Contracts are in effect as of the date of this Agreement; and

        WHEREAS, the Parties are entering into this Agreement in accordance with the provisions of the Asset Purchase Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual benefits and agreements hereinafter set forth, the Parties do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

        SECTION 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined). Capitalized




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terms not otherwise specifically defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

        "Affiliate" means any Person that is an "affiliate" within the meaning of the regulations promulgated under the Securities Act of 1933, as amended, as such regulations and Act shall be amended and in effect on the date of this Agreement.

        "Agreement" means this Chlorine and Caustic Soda Sales Agreement, as the same may be amended pursuant to the provisions hereof.

        "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of May 14, 1997, between OCC Tacoma and Pioneer.

        "caustic soda" means sodium hydroxide (NaOH) having the specifications set forth in Appendix A to this Agreement and measured in units of dry short tons.

        "chlorine" means liquid chlorine having the specifications set forth in Appendix B to this Agreement. All references to quantities of chlorine in this Agreement shall be in units of short tons.

        "Claim" has the meaning specified in Section 10.1.


        "dry short ton" means 2000 pounds of 50% liquid caustic soda, basis 76% Na(2)O.


        "Indemnified Party" has the meaning specified in Section 10.2.


        "Indemnifying Party" has the meaning specified in Section 10.2.


        "Initial Year" means the period of time from the date of this Agreement until December 31, 1997.

        "Losses" has the meaning specified in Section 10.1.

        "month" means a calendar month.

        "National Accounts" means the companies listed in Appendix C to this Agreement.

        "National Account Contracts" means the contracts listed in Appendix D to this Agreement.


        "OCC Tacoma" means OCC Tacoma, Inc., a Delaware corporation.




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        "Oxy Accountant" means Arthur Andersen LLP or such other nationally recognized accounting firm as shall be selected by OxyChem.



        "OxyChem" means Occidental Chemical Corporation, a New York corporation.



        "Party" means Pioneer or OxyChem, as applicable, and "Parties" means Pioneer and OxyChem.


        "Person" means any natural person, corporation, limited liability company, partnership, group, joint venture, trust, association or other business enterprise or organization or any government or agency or political subdivision thereof or any other entity.

        "Pioneer" means Pioneer Chlor Alkali Company, Inc., a Delaware corporation.

        "Pioneer Accountant" means Deloitte & Touche LLP or such other nationally recognized accounting firm as shall be selected by Pioneer.

        "Price" means, with respect to each of chlorine and caustic soda, the price thereof determined in accordance with the provisions of Article V.

        "short ton" means two thousand (2000) pounds.


        "Superfund Assessment" means the assessment on the production and sale of chlorine or caustic soda imposed pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as the same may be from time to time amended or reauthorized and in effect.


        "Tacoma Plant" means the chlor alkali manufacturing facility acquired by Pioneer pursuant to the Asset Purchase Agreement and located at 605 Alexander Avenue, Tacoma, Washington.

        "Term" has the meaning specified in Section 4.1.

        "year" or "yearly" means the Initial Year and any calendar year occurring thereafter.

                                   ARTICLE II
                        COMMITMENTS OF PURCHASE AND SALE

        SECTION 2.1 Purchase Commitment. Upon the terms and subject to the conditions set forth in this Agreement, Oxychem agrees to take and purchase from Pioneer, during the Term, the quantities of chlorine and caustic soda as hereinafter described and at the Prices as hereinafter set forth. In the case of the Initial Year or, if the expiration or other termination of any National Account Contract occurs on a date other than the first or last day of a year, then each relevant quantity commitment shall be prorated, as of any date of determination, by multiplying the amount

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of such commitment by a fraction the numerator of which shall be the number of days from such date of determination to (and including) such last day and the denominator of which shall be 365.

        SECTION 2.2 Sales Commitment. Upon the terms and subject to the conditions set forth in this Agreement, Pioneer agrees to deliver and sell to OxyChem, during the Term, the quantities of chlorine and caustic soda as hereinafter described and at the Prices as hereinafter set forth. In the case of the Initial Year or, if the expiration or other termination of any National Account Contract occurs on a date other than the first or last day of a year, then each relevant quantity commitment shall be prorated, as of any date of determination, by multiplying the amount of such commitment by a fraction the numerator of which shall be the number of days from such date of determination to (and including) such last day and the denominator of which shall be 365.

                                 ARTICLE III
                                   QUANTITY

        SECTION 3.1  National Account Contracts Requirements.


        (a) Subject to the provisions of Sections 3.2 and 3.3, OxyChem shall take and purchase from Pioneer, and Pioneer shall deliver and sell to OxyChem, each year during the Term the quantities of chlorine and caustic soda that are required in order for OxyChem to exercise its rights and to discharge its obligations to each of the National Accounts pursuant to the provisions of the National Account Contracts as in effect, and for the term of such National Account Contract remaining, on the date of this Agreement, and which, but for the sale of the Tacoma Plant to Pioneer, OxyChem would have supplied directly from production at the Tacoma Plant (determined consistently with OxyChem's documented historical manner of discharging its supply obligation in respect of such National Account Contract).


        (b) Subject to the provisions of Sections 3.2 and 3.3, the quantities of chlorine and caustic soda that OxyChem may also take and purchase from Pioneer, and that Pioneer may also deliver and sell to OxyChem, shall include, in addition to the quantities described in paragraph (a) of this Section 3.1, any additional quantities of chlorine and caustic soda which any National Account may have an option to call from OxyChem pursuant to the provisions of the relevant National Account Contract and which, but for the sale of the Tacoma Plant to Pioneer, OxyChem would have supplied directly from production at the Tacoma Plant (determined consistently with OxyChem's documented historical manner of discharging its supply obligation in respect of such National Account Contract). OxyChem will notify Pioneer of any volumes which will be requested pursuant to this paragraph (b) not less than fifteen (15) days prior to the requested date of shipment.

        (c) Upon the date specified in Appendix E for each National Account Contract or the earlier termination of a National Account Contract, Pioneer shall have no further obligation to supply any amounts of chlorine or caustic soda to OxyChem attributable to such National


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Account Contract. The dates specified in Appendix E are the current expiration dates for each National Account Contract listed.

         SECTION 3.2 Notification of Annual Requirements.

         (a) Not less than one hundred eighty (180) days prior to the end of each year during the Term (other than the Initial Year), OxyChem shall submit to Pioneer, in writing, a non-binding forecast of that portion of OxyChem's requirements for chlorine and caustic soda required pursuant to the provisions of the National Account Contracts for the following year to be supplied hereunder. Such forecast shall represent OxyChem's best effort to accurately predict chlorine and caustic soda sales pursuant to the terms of the National Account Contracts.


         (b) The estimated quantities of chlorine and caustic soda to be supplied by Pioneer for each of the National Accounts during the Initial Year are specified in Appendix F to this Agreement. In addition, with respect to each National Account Contract, Appendix F sets forth the (i) maximum and minimum volumes, and (ii) volumes subject to be called by OxyChem. OxyChem agrees that its requirements in any subsequent years shall not exceed one hundred twenty-five percent (125%) of the volumes of each of the National Account Contracts for such year, as shown on Appendix F. If in any year during the term of this Agreement, OxyChem shall require a quantity of chlorine or caustic soda in excess of the limitations provided for in this paragraph in order to discharge its obligations under any National Account Contract, OxyChem shall provide to Pioneer written notice of such excess requirement and, within the time period specified by OxyChem in such notice, Pioneer may elect to provide all of such additional quantities to OxyChem pursuant to the provisions of this Agreement. OxyChem shall provide such notice as soon as commercially practicable upon learning of such additional requirements, including a statement of the date (which shall not be less than five (5) days after Pioneer's receipt of such notice) by which Pioneer must notify OxyChem of its determination to supply all of such additional quantities or its determination to forego such additional sales. In the latter case, OxyChem shall have the right to supply such additional quantities from any other source.



         SECTION 3.3 Priority of Obligations to OxyChem. Pioneer's right and obligation to deliver and sell chlorine and caustic soda to OxyChem pursuant to the provisions of this Agreement, and OxyChem's right and obligation to take and pay for chlorine and caustic soda from Pioneer pursuant to the provisions of this Agreement, shall be subject to allocation by Pioneer in accordance with Pioneer's customary practice as applied to Pioneer's like customers; provided, however, that Pioneer's obligation to provide quantities of chlorine and caustic soda to OxyChem pursuant to the provisions of this Agreement for the Clorox Company National Account, and OxyChem's right to purchase quantities of chlorine and caustic soda from Pioneer pursuant to the provisions of this Agreement for the Clorox Company National Account, shall not be subject to allocation by Pioneer among its other customers or its own internal requirements.


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                                  ARTICLE IV
                                     TERM

        SECTION 4.1 Term of this Agreement. The term (the "Term") of this Agreement shall commence, and this Agreement shall become effective, on the date hereof and shall continue thereafter until the latest date on Appendix E or, if earlier, the date upon which the last of the National Account Contracts shall be terminated.

        SECTION 4.2 Effect of Modifications of National Account Contracts. No extension, renewal, revision, modification or amendment of any of the National Account Contracts shall have the effect of increasing the obligations of Pioneer under this Agreement.

                                  ARTICLE V
                                    PRICE

        SECTION 5.1     Prices of Chlorine and Caustic Soda.


        (a) Each calendar quarter during the Term, the price, FOB Tacoma, of chlorine sold by Pioneer to OxyChem hereunder, expressed in dollars per short ton, shall be an amount equal to ninety-five percent (95%) of the weighted average price, net of freight charges paid by OxyChem, at which OxyChem sells chlorine to the National Accounts pursuant to the National Account Contracts. The weighted average price calculation for each calendar quarter will use the prices in effect pursuant to each of the National Account Contracts during the immediately preceding calendar quarter. Upon the date specified in Appendix E for each National Account Contract or the earlier termination of a National Account Contract, the volume and price associated with such National Account Contract will be excluded from the calculation of the Price of chlorine.



        (b) Each calendar quarter during the Term, the price, FOB Tacoma, of caustic soda sold by pioneer to OxyChem hereunder, expressed in dollars per dry short ton, shall be an amount equal to ninety-five percent (95%) of the weighted average price, net of freight and throughput charges paid by OxyChem, at which OxyChem sells caustic soda to the National Accounts pursuant to the National Account Contracts. The weighted average price calculation for each calendar quarter will use the prices in effect pursuant to each of the National Account Contracts during the immediately preceding calendar quarter. Upon the date specified in Appendix E for each National Account Contract or the earlier termination of a National Account Contract, the volume and price associated with such National Account Contract will be excluded from the calculation of the Price of caustic soda.



        SECTION 5.2     Notification of the Price; OxyChem's Payment.



        (a) Not later than the twentieth (20th) day of the first month of each calendar quarter during the Term (other than initial calendar quarter), OxyChem shall provide to Pioneer in writing


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the Prices, calculated as provided in Section 5.1, which will be applicable to chlorine and caustic soda to be delivered pursuant to the provisions of this Agreement during such calendar quarter. At all times during the Term, Pioneer shall take such measures, and implement and utilize such procedures, as will ensure that access to the Prices applicable to chlorine and caustic soda sold to OxyChem pursuant to this Agreement(i) will be limited to employees of Pioneer who have a need to know such information for the purpose of discharging Pioneer's financial and accounting obligations, and (ii) will not be provided to (A) any personnel of Pioneer or any of its Affiliates who exercise any pricing, sales or marketing responsibilities for, or on behalf of, Pioneer or any such Affiliate, or (B) any director, officer or employee of Pioneer or any such Affiliates who does not have a need to know such Prices for the purpose of discharging Pioneer's financial and accounting obligations.



        (b) The foregoing obligations of confidence, nondisclosure and non-use shall not apply to any information that (i) was in the public domain at the time of disclosure by OxyChem or any of its Affiliates to Pioneer; (ii) enters the public domain through no fault of Pioneer; (iii) was communicated to Pioneer by any other Person free of any obligation of confidence; or (iv) was developed by officers, employees or agents of or consultants to Pioneer independently of and without reference to the proprietary information of OxyChem. Information, including, without limitation, the Price of chlorine and caustic soda sold hereunder, shall not be deemed to be within the public domain, or communicated free of any obligation of confidence, for purposes of the provisions of this paragraph simply because it is known by one or more of the National Accounts in the course of performing the National Account Contracts.


        (c) The Price of chlorine which shall be in effect for the initial calendar quarter, or portion thereof if this Agreement is not effective as of the first day of the initial calendar quarter, shall be calculated as provided in Section 5.1, using the prices in effect pursuant to the National Account Contracts during the calendar quarter immediately preceding the calendar quarter in which this Agreement shall become effective.


        (d) The Price of caustic soda which shall be in effect for the initial calendar quarter, or portion thereof if this Agreement is not effective as of the first day of the initial calendar quarter, shall be calculated as provided in Section 5.1, using the prices in effect pursuant to the National Account Contracts during the calendar quarter immediately preceding the calendar quarter in which this Agreement shall become effective.


        (e) Pioneer shall invoice OxyChem for each shipment of chlorine and caustic soda delivered. The prices reflected in the invoice shall be determined as of the date of shipment and shall be the Prices for chlorine and caustic soda designated by OxyChem for the then current calendar quarter. Payment terms for Pioneer's invoice shall be net thirty (30) days from the date of the applicable invoice with OxyChem to pay interest (not to exceed the maximum lawful rate) on any amounts past due in accordance with Pioneer's standard terms and conditions for like customers, a copy of which is attached as Appendix G to this Agreement. Shipments made in a calendar quarter prior to OxyChem's notification of Price pursuant to Section 5.2(a) shall be


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invoiced at the price applicable to shipments during the prior calendar quarter. Within five (5) days after receipt of such notice from OxyChem, Pioneer shall send a statement to OxyChem reflecting any adjustments to invoices which are necessary to conform to the Price for the then current quarter. All amounts due as shown by such statement shall be reflected in Pioneer's invoices for next succeeding shipments hereunder. In the case of the invoice for the last month of this Agreement, the obligations of the Parties to make the adjustments required by the provisions of this paragraph shall survive the expiration or other termination of this Agreement and such adjustments, if any, to the invoice for the last month of this Agreement shall be paid by either Party, as the case may be, within twenty (20) days of the issuance of Pioneer's statement.


         SECTION 5.3 Pioneer's Right to Audit. Within sixty (60) days following any quarterly notification by OxyChem of the Price pursuant to the provisions of Section 5.2, or otherwise in connection with any question or dispute concerning (i) any quantities of chlorine or caustic soda to be supplied by Pioneer pursuant to the provisions of this Agreement, or (ii) any of the terms of any of the National Account Contracts, and, upon not less than fifteen (15) days notice in advance by Pioneer, OxyChem shall permit the Oxy Accountant to have access to and examine OxyChem's books and records sufficient to permit the verification of the weighted average price calculation in effect during such calendar quarter, the quantities of chlorine or caustic soda to be supplied by Pioneer pursuant to the provisions of this Agreement, or the applicable terms of any such National Account Contract, as the case may be. The Oxy Accountant shall report to Pioneer its conclusion concerning the accuracy of OxyChem's calculation of the foregoing items, and, if inaccurate, what the Oxy Accountant considers to be a correct adjustment. OxyChem shall instruct the Oxy Accountant not to disclose any additional information to Pioneer. The reasonable cost of such audit shall be borne by Pioneer, provided, however, that, if any such audit results in a finding that an adjustment of more than one percent (1%) to the Price of chlorine or caustic soda or to the quantities of chlorine or caustic soda to be so supplied by Pioneer is required to comply with the provisions of this Agreement, then the cost of such audit shall be borne by OxyChem.


                                   ARTICLE VI
                                    DELIVERY

         SECTION 6.1  Shipping Instructions.


         (a) Fifteen (15) days prior to the first day of each month (other than the initial month of the Term), OxyChem shall furnish to Pioneer, in writing, non-binding shipping instructions for each National Account which shall include an estimate of the quantities of chlorine and caustic soda required for (including a separate line item for any amounts subject to change under the relevant National Account Contract), and the delivery point and, pursuant to Section 6.3, the freight arrangements for shipments from the Tacoma Plant, or such other shipping point as the Parties may agree, to, each National Account during each of the next three months. Such instructions and estimates for the month immediately following such notice shall be considered final unless revised by OxyChem during the fifteen day period as well as during the delivery month



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

and resulting from changes in the requirements of a National Account permitted under the terms of the relevant National Account Contract and this Agreement, in which case such revised quantities shall be final.


         (b) The quantifies of chlorine and caustic soda required for, and the delivery points and, pursuant to Section 6.3, the freight arrangements for shipments to, each of the National Accounts for the initial month of the Term are specified in Appendix H to this Agreement.

         (c) In connection with shipments to each of the National Accounts, Pioneer shall comply with the delivery performance standards specified for such National Account in Appendix I to this Agreement.

         SECTION 6.2 Title and Risk of Loss. Title and risk of loss of chlorine and caustic soda delivered to the National Accounts shall pass from Pioneer to the relevant National Account as provided in the relevant National Account Contract.


         SECTION 6.3 Transportation Costs. For chlorine and caustic soda shipped by Pioneer from the Tacoma Plant, or any other shipping point as the Parties may agree, to the National Account delivery locations, in addition to the Price for such chlorine and caustic soda, OxyChem shall be responsible for the actual freight from the shipping point for such chlorine and caustic soda to the National Account delivery location and any agreed upon throughput cost incurred in shipping such caustic soda, if any. OxyChem may, at its sole option, and upon five (5) business days' prior notice, elect (a) to require Pioneer to ship chlorine or caustic soda on a freight prepaid and collect basis, or (b) to arrange directly with the provider of transportation services for the shipment of such chlorine or caustic soda. In the case of clause (a) above, the freight costs shall be added to Pioneer's invoice for chlorine and caustic soda and such invoice shall be paid by OxyChem as provided in Section
5.2. In the case of clause (b) above, OxyChem shall be responsible to pay the applicable transportation charges directly to the transportation service provider and Pioneer shall have no liability for such costs. Pioneer and OxyChem shall cooperate in exercising reasonable commercial efforts to reduce net transportation costs.


         SECTION 6.4 OxyChem's Right to Audit Certain Transportation Charges. Within sixty (60) days following the receipt of any invoice from Pioneer which includes transportation charges to be reimbursed by OxyChem pursuant to Section 6.3(a), and upon not less than fifteen (15) days' prior notice by OxyChem, Pioneer shall permit the Pioneer Accountant to have access to and examine Pioneer's books and records sufficient to permit the verification of the transportation charges reflected on such invoice. The Pioneer Accountant shall report to OxyChem its conclusion concerning the accuracy of Pioneer's invoice in respect of such transportation charges, and, if inaccurate, what the Accountant considers to be a correct adjustment. Pioneer shall instruct the Pioneer Accountant not to disclose any additional information to OxyChem. The reasonable cost of such audit shall be borne by OxyChem, provided, however, that, if any such audit results in a finding that an adjustment of more than one percent (1%) to the invoice in

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respect of such transportation charges is required to comply with the provisions of Section 6.3, then the cost of such audit shall be borne by Pioneer.

                                  ARTICLE VII
                                  MEASUREMENT

         SECTION 7.1  Rail Car Delivery.

         (a) If chlorine and caustic soda is delivered in rail tank cars loaded at the Tacoma Plant, the quantity of chlorine and caustic soda shall be determined by rail tank car weigh scales or other mutually agreed measuring device which shall be operated, maintained and regularly calibrated by Pioneer in accordance with accepted industry practice. Pioneer's weights and measures shall govern except in case of demonstrated error.

         (b) If chlorine and caustic soda is delivered in rail tank cars loaded by a third party, the quantity of chlorine and caustic soda so delivered shall be determined by rail tank car weigh scales or other measuring device employed in connection with the loading of such rail cars in accordance with accepted industry practice. Third party weights and measures shall govern except in case of demonstrated error.

         SECTION 7.2 Calibration of Measuring Devices.

         (a) In respect of any chlorine and caustic soda delivered hereunder the quantity of which is measured by devices operated by Pioneer, Pioneer shall give OxyChem at least three (3) days' prior notice of any calibration test to be performed on any such device, and OxyChem may elect to have a representative present at any such test. If a level of inaccuracy is determined by such test at plus or minus one percent (1%) or more of full scale, Pioneer shall restore the measuring device to a condition of accuracy, and billings shall be corrected for any shipment(s) known to be affected by such inaccuracy.

         (b) In respect of any chlorine and caustic soda delivered hereunder the quantity of which is measured by devices operated by a third party, Pioneer shall exercise reasonable commercial efforts to afford to OxyChem (i) at least (3) days' prior notice of any calibration test (of which Pioneer has advance knowledge) to be performed on any such device, and (ii) an opportunity for OxyChem to have a representative present at any such test. If a level of inaccuracy is determined by such test at plus or minus one percent (1%) or more of full scale, Pioneer's billings to OxyChem shall be corrected for any shipment(s) known to be affected by such inaccuracy.

                                  ARTICLE VIII
                       WARRANTIES; LIMITATIONS OF CLAIMS

         SECTION 8.1 Pioneer's Warranty. PIONEER'S SOLE AND EXCLUSIVE WARRANTY IS THAT THE CHLORINE AND CAUSTIC SODA COMPLIES WITH THE PHYSICAL AND CHEMICAL SPECIFICATIONS SET FORTH IN APPENDIX A AND APPENDIX B TO THIS AGREEMENT. PIONEER MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER WITH RESPECT TO ITS RECOMMENDATIONS, INSTRUCTIONS, PRODUCT APPARATUS, PROCESS OR OTHERWISE AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.


         SECTION 8.2 Patents. Pioneer's recommendations or instructions pursuant to this Agreement are not intended to suggest operations which would infringe any patents, and Pioneer assumes no liability to OxyChem of any kind or responsibility for any such infringement pursuant to this Agreement.


         SECTION 8.3 Packaging, Uses and Safe Handling. Pioneer shall properly package and label chlorine and caustic soda for shipment pursuant to applicable statutes, rules and regulations,

         SECTION 8.4 Emergency Response. During the Term of this Agreement, Pioneer shall maintain and implement emergency response procedures which are in accordance with the requirements of applicable statutes, rules and regulations governing the transportation and unloading of chlorine and caustic soda or, if more stringent, standards representing current prudent industry practice for the transportation and unloading of chlorine and caustic soda, in order to respond to (a) a release or threatened release of chlorine or caustic soda en route to the National Account delivery locations pursuant to this Agreement, and (b) a release or threatened release of chlorine or caustic soda occurring during the process of unloading chlorine or caustic soda at the National Account delivery locations pursuant to this Agreement (other than any delivery point owned or operated by OxyChem or its Affiliates) and which is attributable to any defect in the vehicle or vessel used to deliver such chlorine or caustic soda.

         SECTION 8.5 Quality Claims; Liability. OxyChem shall be deemed to have waived all claims with respect to the quality of any chlorine and caustic soda sold hereunder for which OxyChem's notice of insufficient quality has not been given to Pioneer in writing within forty-five (45) days of the receipt of such chlorine or caustic soda at the National Account delivery location. As to any claim of any nature with respect to the quality of chlorine or caustic soda sold under this Agreement, whether in contract, tort, strict liability or otherwise, the liability of Pioneer and its affiliates shall not exceed the Price of the portion of the chlorine and caustic soda in respect of which such claim is made plus any transportation charges thereon paid by OxyChem.

                                   ARTICLE IX
                                     TAXES

         SECTION 9.1 Responsibility for Taxes. In addition to the Price and any transportation costs OxyChem is required to pay to Pioneer hereunder, OxyChem shall pay to Pioneer the amount of all governmental taxes, excises, duties, and/or other charges (including, without limitation, Superfund Assessments, and excepting (i) taxes (and any interest, additions to tax or penalties imposed in connection therewith) on or measured by Pioneer's net income, gross receipts, profits, net worth, shareholder's capital, net taxable capital, net taxable earned surplus, or asset value, and (ii) any taxes (and any interest, additions to tax or penalties imposed in connection therewith) imposed on or in respect of equipment used to produce or transport chlorine or caustic soda) that Pioneer may be required to pay with respect to the sale or transportation of the quantities of chlorine and caustic soda sold and delivered hereunder and which are standard in the industry and generally applicable to other purchasers of chlorine and caustic soda. Such charges shall be added to Pioneer's invoice as a separate line item and shall be paid by OxyChem pursuant to Section 5.2, provided that Pioneer furnishes to OxyChem satisfactory evidence of the amount and timely payment of any such charges. Pioneer and OxyChem will cooperate so as to minimize any sales and use taxes imposed by any state or local governmental authority including, without limitation, the prompt execution and delivery of any necessary exemption certificates required to reduce or claim complete exemption from any tax.

                                   ARTICLE X
                          LIABILITY AND RESPONSIBILITY

         SECTION 10.1  Allocation of Liability.

         (a) Except to the extent caused by any breach of OxyChem's obligations hereunder, any act or omission of OxyChem, its agents or contractors, or any condition, event or action occurring after the time title and risk of loss passes pursuant to the provisions of Section 6.2 which is caused by any Person other than Pioneer, Pioneer assumes full responsibility for any liability arising out of or in connection with chlorine and caustic soda sold hereunder and compliance or non-compliance with any law or regulations relating thereto, including, without limitation, laws or regulations with respect to the protection of health, safety and the environment, including, but not limited to, liability attributable to any defect in the vehicle or vessel used to deliver such chlorine or caustic soda. With respect to matters for which Pioneer is liable under the preceding sentence, Pioneer shall defend, indemnify and hold harmless OxyChem, its Affiliates and their respective officers, directors, representatives and employees from and against all losses, liabilities, damages, costs and expenses ("Losses") made against or incurred by OxyChem, its Affiliates or their respective officers, directors, representatives and employees arising out of any claim, suit or proceeding ("Claim") by any governmental agency or any third party which alleges death, personal or economic injury, or damages to, or spills or releases on or into, any private or public property, resources or the environment, to the extent caused or contributed to by chlorine or caustic soda sold hereunder.

        (b) Except to the extent caused by any breach of Pioneer's obligations hereunder, any act or omission of Pioneer, its agents or contractors, or any condition, event or action occurring prior to the time title and risk of loss passes pursuant to Section 6.2 which is caused by any Person other than OxyChem, OxyChem assumes full responsibility for any liability arising out of or in connection with chlorine and caustic soda sold hereunder and compliance or non-compliance with any law or regulations relating thereto, including, without limitation, laws or regulations with respect to the protection of health, safety and the environment, provided, however, that OxyChem shall have no responsibility for any liability in connection with the unloading of any chlorine or caustic soda sold hereunder which is attributable to any defect in the vehicle or vessel used to deliver such chlorine. With respect to matters for which OxyChem is liable under the preceding sentence, OxyChem shall defend, indemnify and hold harmless Pioneer, its Affiliates and their respective officers, directors, representatives and employees from and against all Losses made against or incurred by Pioneer, its Affiliates or their respective officers, directors, representatives and employees arising out of any Claim by any governmental agency or any third party which alleges death, personal or economic injury, or damages to, or spills or releases on or into, any private or public property, resources or the environment, to the extent caused or contributed to by chlorine or caustic soda sold hereunder.



        (c) Nether Party shall be liable for claims of the employees, contractors or agents of the other Party who are subject to workers' compensation laws. Notwithstanding anything to the contrary herein, neither Party shall be responsible for protection of the employees, agents or contractors of the other Party or liable for any failure to provide such protection, including, without limitation, compliance with occupational safety laws, except that Pioneer shall comply with safety rules in effect at the National Account delivery locations of which Pioneer has knowledge.


        SECTION 10.2    Procedures for Indemnification.

        (a) Promptly (and in any event within thirty (30) days) after a Party or Parties to be indemnified (whether one or more, the "Indemnified Party") receives notice of any Claim covered by Section 10.1, the Indemnified Party shall, if a Claim in respect thereof is to be made pursuant to Section 10.1, notify the Party from whom indemnification is sought (the "Indemnifying Party") of such Claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to Section 10.1, except to the extent of any material detriment suffered by the Indemnifying Party as a result of such failure. The amount of each Claim for indemnity, together with a list identifying each separate item of Loss to the extent known, shall be set forth in the Claim notice delivered to the Indemnifying Party. In the event that a Claim arises out of, or results from, Claims of third parties, the Indemnifying Party may at its option undertake the defense thereof by counsel or representatives chosen by it which are reasonably acceptable to the Indemnified Party. The Indemnifying Party shall have the sole right to compromise or settle any such Claim if (i) such settlement or disposition shall impose no material obligation or burden whatsoever on the Indemnified Party which is not wholly discharged by the Indemnifying Party and shall provide a full release to the Indemnified Party, and (ii) the Indemnifying Party shall be fully capable of performing its obligations pursuant to such settlement or disposition. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making its officers, directors, employees and books and records (other than any National Account Contract) available for use in defending against such Claim, and it shall take such commercially reasonable actions within its power which are necessary to preserve any legal defenses to such matters.


        (b) If the Indemnifying Party, within a reasonable time after notice of any third party Claim, fails to undertake the defense of such Claim, the Indemnified Party will, by notice to the Indemnifying Party of its intent to do so, have the right to undertake the defense of such Claim with counsel or representatives chosen by it which are reasonably acceptable to the Indemnifying Party. The Losses of the Indemnified Party shall include the reasonable costs and expenses incurred in any such defense of a third party's Claim. Notwithstanding the foregoing, the Indemnified Party shall have no right to settle or to compromise any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.


                                  ARTICLE XI
                            EXCUSE OF PERFORMANCE

        SECTION 11.1    Excuse of Performance.


        (a) Performance of any obligation under this Agreement may be suspended by either Party without liability, to the extent that: an Act of God; war; riot; fire; explosion; accident; flood; sabotage; mechanical breakdown; involuntary plant shutdown; governmental laws, regulations or orders; or any other cause (except financial) beyond the reasonable control of such Party, including, without limitation, any refusal or inability of any National Account to perform its obligations under any National Account Contract; or any labor trouble, strike, walkout, lockout or injunction (whether or not such labor event is within the reasonable control of such Party), delays, prevents, restricts, or limits the performance of, this Agreement or the consumption, sale or use of chlorine and caustic soda. The affected Party may invoke this provision by promptly notifying the other party in writing of the nature and estimated duration of the suspension period and shall exercise all reasonable diligence in curing such condition.


        (b) In the event that either Party exercises its right to suspend performance hereunder, the Term of this Agreement and the obligations of the Parties to purchase and sell chlorine and caustic soda hereunder allocable to such period that performance is suspended shall be extended, to the extent consistent with the National Account Contracts, one day for each day of such suspension provided that the suspension shall not exceed 30 days. In the event that such suspension is greater than 30 days but less than 180 days, this Agreement shall remain in effect with the obligations of the Parties to purchase and sell chlorine or caustic soda hereunder suspended and the amount of chlorine and caustic soda which otherwise would have been delivered during the period of suspension deducted from the obligations contained herein to purchase and sell. If any suspension lasts more than 180 days, either Party may terminate this Agreement by providing the other Party written notice of its intent to terminate.

                                  ARTICLE XII
                              DEFAULT AND REMEDIES

        SECTION 12.1 Default and Remedies.


        (a) In the event that: (i) OxyChem shall fail to pay any invoice in accordance with the terms of this Agreement, or (ii) any Party shall fail, in any material respect, in the due performance or observance by it of any of the terms, covenants or agreements contained in this Agreement, or (iii) any Party shall become or be adjudicated insolvent, bankrupt, or if a receiver or trustee shall be appointed for any Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or an assignment shall be made for the benefit of creditors of any Party, or any Party shall file a voluntary petition of bankruptcy or shall consent to the appointment of a receiver or trustee, this Agreement shall, in the case of a default under clause (iii), immediately terminate, and in the case of a default under clause (i) or (ii), the non-defaulting Party shall have the right, at its sole discretion, to terminate this Agreement if the defaulting Party shall have failed to (A) cure the default within twenty (20) days of written notice of default, or (B) except in the case of a default under clause (i), diligently pursue the curing of the default, which termination remedy shall be in addition to all of its remedies at law or in equity, including, without limitation, those set forth in Section 12.1(c) to recover damages by reason of such default. In the event of any such termination, all sums owing or to become due and owing by any Party under this Agreement shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Parties.


        (b) In the event that, with respect to any National Account Contract, Pioneer shall fail, in any material respect, in the due performance or observance by it of the performance standards specified in Section 6.1(c), in addition to the remedies provided for in clause (a) above, OxyChem may, upon notice to Pioneer and failure by Pioneer within thirty (30) days following such notice to correct any deficiency or if the matter is not such that it can be corrected in such period, to commence and diligently pursue thereafter steps necessary to correct any deficiency as promptly as possible, remove such National Account Contract from this Agreement, and, upon any such removal, such National Account Contract shall no longer be a National Account Contract subject to the provisions of this Agreement.

        (c) The Parties agree that the convenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be difficult or impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that, if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment hereunder, then the other Party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available at law or in equity and to which such Party might be entitled.

        SECTION 12.2 Certain Damages Excluded. In no event shall either Party to this Agreement, or its Affiliates, have any liability to the other Party, or its Affiliates, for any (i) loss of business opportunities or for speculative or prospective profits, or (ii) special, indirect, consequential, incidental or punitive damages, provided, however, that in the event of any breach or failure by OxyChem to take and purchase the quantities of chlorine and caustic soda provided for hereunder, Pioneer shall be entitled to recover the difference, if any, between amounts realized from any sale in mitigation of damages resulting from such breach or failure in performance by OxyChem and the amount that would have been realized by Pioneer but for such breach or failure in performance by OxyChem, plus freight costs and throughput charges, if any, actually incurred by Pioneer and which otherwise would have been payable by OxyChem pursuant to the provisions of this Agreement.

        SECTION 12.3 Duty to Mitigate. Each Party shall take all such reasonable actions as may be necessary to mitigate damages for which such Party may claim damages or indemnification under this Agreement, provided, however, that in no event shall Pioneer be obligated to sell and deliver chlorine or caustic soda committed for but not taken and purchased by OxyChem to other than delivery points east of the Rocky Mountains.

                                  ARTICLE XIII
                                  MISCELLANEOUS

        SECTION 13.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise (other than as a result of any merger or consolidation), by any Party without the prior express written consent of the other Party; provided, however, that, notwithstanding the foregoing, (i), in connection with the sale of the Tacoma Plant as a whole, or any sale of the properties and assets of any Party substantially as an entirety, to any Person, the Party making such sale may assign this Agreement, or its rights hereunder, to such Person, (ii) any Party may assign this Agreement, or its rights hereunder, to any Affiliate of such Party, and (iii) Pioneer shall have the right to collaterally assign its rights under this Agreement to any bank, financial institution or other lender (or any such entity acting as an indenture trustee on behalf of any Person) that provides financing in connection with (x) the transactions contemplated by the Asset Purchase Agreement or any Related Agreement (including any renewal, extension or rearrangement of such financing) or (y) working capital financing for Facility Operations, provided, however, that no such collateral assignment shall release, discharge or otherwise excuse Pioneer from the performance of its obligations under this Agreement; provided, further, that (A), in the case of any assignment referred to in clause (i) or
(ii) of this Section 13.1, prior to any such assignment, the Person to which such assignment shall be made shall expressly assume, by an instrument in writing reasonably satisfactory to OxyChem or Pioneer, as the case may be, executed and delivered to OxyChem or Pioneer, as the case may be, the performance and observance of every obligation, covenant and agreement in this Agreement on the part of the Party making such assignment to be performed or observed, and (B) no such assignment shall have the effect of releasing such Party or any other Person (including any such additional Party) from its obligations, covenants or agreements under this Agreement.

        SECTION 13.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the Party against whom such amendment or waiver is sought to be enforced. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such occurrence. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any further or other exercise of such right, power or privilege or the exercise of any other right, power or privilege.

        SECTION 13.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Sate of Washington, without regard to principles of conflict of laws. The execution and delivery of this Agreement shall be deemed to be the transaction of business within the State of Washington for purposes of conferring jurisdiction upon courts located within the State of Washington. The Parties agree that any court proceedings arising out of this Agreement may be brought in the federal or state courts in the State of Washington, and both Parties consent to the jurisdiction of such courts. Each Party irrevocably waives (a) any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of, or relating to, this Agreement brought in any such court, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) the right to object, with respect to any such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such Party. In addition, any such suit, action or proceeding may be brought in any court having jurisdiction pursuant to applicable law.

        SECTION 13.4 Notices. Any notice or communication required or permitted to be given pursuant to this Agreement shall be writing and sent by (i) personal delivery (including courier service), (ii) telecopier to the number indicated below, or (iii) first class or registered or certified mail, postage prepaid and addressed as follows (any such notice or communication being deemed given upon receipt).

         If to OxyChem for matters concerning caustic soda:

                        Occidental Chemical Corporation
                        5005 LBJ Freeway
                        Dallas, Texas  75244
                        Attention:  Vice President - Caustic Soda
                        Telephone:  972-404-3820
                        Facsimile:  972-404-

         If to OxyChem for matters concerning chlorine:

                        Occidental Chemical Corporation
                        5005 LBJ Freeway
                        Dallas, Texas  75244
                        Attention:  Vice President - Chlorine
                        Telephone:  972-404-4195
                        Facsimile:  972-404-3406

         If to Pioneer for matters concerning caustic soda or chlorine:

                        Pioneer Chlor Alkali Company, Inc.
                        700 Louisiana Street, Suite 4200
                        Houston, Texas  77002
                        Attention:  Vice President - Sales and Marketing
                        Telephone:  (713) 225-3831
                        Facsimile:  (713) 225-4426

         If to Pioneer for matters concerning other matters hereunder:

                        Pioneer Companies, Inc.
                        700 Louisiana Street, Suite 4200
                        Houston, Texas  77002
                        Attention:  Vice President and General Counsel
                        Telephone:  (713) 225-3831
                        Facsimile:  (713) 225-9202

        SECTION 13.5 Competition; Access to National Account Contracts. Nothing set forth in this Agreement shall prevent either Party or any of its Affiliates from competing with the other Party or any of its Affiliates in the sale of chlorine or caustic soda to any of the National Accounts or to any other Person. Except as specifically set forth in this Agreement, OxyChem shall under no circumstance be obligated to deliver to Pioneer or any of its Affiliates, or to disclose to Pioneer or any such Affiliate, any of the provisions of any of the National Account Contracts.

         SECTION 13.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any jurisdiction.


         SECTION 13.7 Headings. The Table of Contents set forth in, and the descriptive headings of the several Articles and Sections of, this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         SECTION 13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 13.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neutral gender, shall include all other genders, and the singular shall include the plural and vice versa.

         SECTION 13.10 Third Party Beneficiaries. NOTHING EXPRESSED OR IMPLIED IN THIS AGREEMENT IS INTENDED, OR SHALL BE CONSTRUED, TO CONFER UPON OR GIVE ANY PERSON OTHER THAN THE PARTIES HERETO AND THEIR SUCCESSORS AND PERMITTED ASSIGNEES, ANY RIGHTS, REMEDIES OR OBLIGATIONS UNDER, OR BY REASON OF, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         SECTION 13.11 Payments. Any payments by, or on behalf of, the Parties pursuant to any provisions of this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Party receiving such payment at the bank used by such Party and each Party hereto shall furnish to the other the name of its bank and the number of the account thereat to which payments shall be directed.

         SECTION 13.12 Incorporation of Appendices. The Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

[balance of this page intentionally left blank]

         IN WITNESS WHEREOF, the Parties have, by their duly authorized representatives, signed this Chlorine and Caustic Soda Sales Agreement as of the day and year first above written.


                            PIONEER CHLOR ALKALI COMPANY, INC.



                              By:    /s/ PHILIP J. ABLOVE

                                     --------------------------------
                              Name:  Philip J. Ablove
                              Title:  Vice President and Chief Financial Officer

                            OCCIDENTAL CHEMICAL CORPORATION



                              By:    /s/ CHARLES L. MEARS

                                     --------------------------------
                              Name:  Charles L. Mears
                              Title:  Executive Vice President